Exhibit 99.1

Consent

I hereby consent to serve as a director of Betterware de México, S.A. de C.V. (the “Company”), if elected as such, and to be named as a nominee or potential nominee for director of the Company in any registration statement filed by the Company under the Securities Act of 1933, as amended, including all amendments and post-effective amendments or supplements thereto and any prospectus and/or proxy statement contained therein.

/s/ Jose de Jesus Valdez
Name: Jose de Jesus Valdez

Date: September 24, 2019